EXHIBIT 1.1

*** Certain exhibits and information have been omitted pursuant to Items 601(a)(5) and 601(b)(10) of Regulation S-K.

MASTER CREDIT AND SECURITY AGREEMENT

among

PATHWARD, NATIONAL ASSOCIATION

(as Lender)

and

BIODEX MEDICAL SYSTEMS, INC.,

(as a Borrower)

September 12, 2023

i

12.24 Power of Attorney	35
12.25 Electronic Signatures	35

v

EXHIBITS

Exhibit A	Form of Revolving Loan Schedule

SCHEDULES

Schedule 1.2(b)	Liens
Schedule 5.2	Incorporation/Organization/Foreign Qualification/Subsidiaries
Schedule 5.7	Organization Name
Schedule 5.9(b)	Litigation
Schedule 5.20	Environmental
Schedule 5.21	Tradenames
Schedule 5.22	Borrower Locations
Schedule 6.5	Accounts
Schedule 7.5	Distributions and Management Fees
Schedule 7.6	Existing Indebtedness

1

MASTER CREDIT AND SECURITY AGREEMENT

PATHWARD, NATIONAL ASSOCIATION (together with its successors and assigns, "Lender"), Biodex Medical Systems, Inc., a New York corporation ("Biodex" and together with each other Person that joins this Agreement as a Borrower, each a "Borrower" and collectively the "Borrowers"), Salona Global Medical Device Corporation, a corporation organized under the laws of British Columbia ("Canadian Parent"), Inspira Financial Company, a Washington corporation ("Inspira"), Mio-Tech Parent LLC, a Delaware limited liability company ("Mio-Tech Parent"), Simbex Parent Acquisition I Corporation, a Delaware corporation ("Simbex Parent Acquisition"), Simbex Acquisition I Corporation, a Delaware corporation ("Simbex Acquisition"), and DaMar Acquisition Company, a Delaware corporation ("DaMar Acquisition"; together with Canadian Parent, Inspira, Mio-Tech Parent, Simbex Parent Acquisition, Simbex Acquisition, DaMar Acquisition, and any other person who guarantees the obligations of Borrower, each a "Guarantor" and collectively, the "Guarantors"), enter into this Master Credit and Security Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, this "Agreement") on September 12, 2023 (the "Closing Date").

RECITALS

WHEREAS, Borrowers have requested that Lender provide financial accommodations to Borrowers in the form of a Revolving Loan and Lender has agreed to make such loans subject to the terms and conditions set forth in this Agreement; and

WHEREAS, Borrowers and Lender, intending to be legally bound, wish to evidence their agreement in writing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Borrowers and Lender agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Accounting Terms. Except as otherwise provided in this Agreement, all accounting and financial terms used in the Loan Documents are interpreted, all accounting determinations must be made, and all financial statements delivered in connection with the Loan Documents must be prepared in accordance with GAAP as in effect from time to time. If at any time any change in GAAP would, in either case, affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and either Borrowers or Lender so requests, Lender and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the final approval of Lender).

1.2 General Terms. The following terms have the following meanings:

"Account Debtor" means any person who is obligated on any Account of a Borrower.

"Act" is defined in Section 12.22.

"Advance" means an advance of the Revolving Loan.

"Advance Formula" has the meaning set forth in the Revolving Loan Schedule.

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, (x) to vote ten percent (10%) or more of the Equity Interests of such Person; or (y) to direct or cause the direction of the management or policies of such Person.

"Anti-Terrorism Laws" means all laws and sanctions relating to terrorism or money laundering (including Executive Order No. 13224, the USA Patriot Act (Public Law 107-56), the Bank Secrecy Act (Public Law 91-508), the Trading with the Enemy Act (50 U.S.C. Section 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. Section 1701 et seq.), and the related sanction regulations promulgated by the Office of Foreign Assets Control, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957).

"Assignment" is defined in Section 12.3(b).

"Availability" means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of this Agreement.

"Bankruptcy Code" means Title 11 of the United States Code or any similar federal or state debtor relief laws.

"Beneficial Owner" means, with respect to each Loan Party: (1) each individual, if any, that, directly or indirectly, owns 25% or more of that Loan Party's Equity Interests; and (2) a single individual with significant responsibility to control, manage, or direct that Loan Party.

"Beneficial Ownership Certificate" means, for each Loan Party, a certificate acceptable to Lender in its Discretion, certifying, among other things, the Beneficial Owner of each Loan Party.

"Blocked Person" is defined in Section 5.17(a).

"Business Day" means any day other than Saturday, Sunday, a legal holiday on which commercial banks are authorized or required by law to be closed in Michigan, or any other day Lender is closed for transacting business.

"Code" means the Internal Revenue Code of 1986.

"Collateral" means all personal property in which any Borrower has any interest of any kind, whether now existing or arising or acquired or received by Borrowers in the future, and wherever located, including all:  (a) Accounts; (b) Inventory; (c) Equipment; (d) furniture and Fixtures; (e) General Intangibles, Payment Intangibles, and Intellectual Property; (f) Investment Property; (g) Deposit Accounts and any and all monies credited by or due from any financial institution or any other depository; (h) Chattel Paper, Instruments, and Documents; (i) Goods; (j) Commercial Tort Claims; (k) Letter-of-Credit Rights; (l) Contract Rights; (m) Books and records, computer software, computer programs, and supporting obligations relating to any of the foregoing; and (n) Proceeds of any of the foregoing in whatever form.  All capitalized terms used in this section which are not otherwise defined in this Agreement shall have the meanings assigned to them in the UCC.  "Accounts" also includes any and all other forms of obligations now owed or hereafter arising or acquired by a Borrower evidencing any obligation for payment for goods of any kind, nature, or description sold or leased or services rendered, and all proceeds of any of the foregoing.  The Collateral also includes all monies on deposit with Lender, or on deposit in the Lockbox Account; provided, however, that the Collateral does not include any Excluded Collateral. "Collateral" also includes all property of any Person that at any time secures any of the Obligations.

"Covenant Compliance Certificate" means a management-prepared certificate of Borrowers signed by a Responsible Representative of Borrowers appropriately completed and in the form provided by Lender to Borrowers.

"DACA Account" is defined in Section 4.9(a).

"DACA Bank" is defined in Section 4.9(a).

"Debtor" is defined in Section 4.9(a).

"Default" means any event or circumstance that, with notice, the passage of time, or both, would be an Event of Default.

"Discretion" means a determination made in good faith in the exercise of Lender's business judgment (from the perspective of a secured, asset-based lender).  The burden of establishing that Lender did not act in its Discretion is on Borrowers.

"Electronic Signature" means any electronic sound, symbol, or process attached to or logically associated with a record and executed or adopted by a party with the intent to sign such record.

"Eligible Accounts" means, at any time, Accounts owned by a Borrower that Lender determines in its discretion are Eligible Accounts. Without limiting Lender's discretion, Eligible Accounts does not include any Account:

(a) That is not subject to a first-priority perfected Lien in Lender's favor;

(b) That is subject to any Lien (other than a Permitted Lien that does not have priority over Lender's Lien);

(c) That is owed by an Account Debtor that is an Affiliate, officer, employee, or agent of any Borrower or has common shareholders, officers, or directors with any Borrower;

(d) That is: (i) unpaid more than 90 days after the original invoice date; (ii) invoiced more than 10 days after the date of sale or service; or (iii) contains payment terms of greater than 90 days from the date of invoice;

(e) That is owing by an Account Debtor which, as of the date of determination, has failed to pay 25% or more of the aggregate amount of its Accounts owing to any Borrower within 90 days since the original invoice date corresponding to such Accounts;

(f) That is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from that Account Debtor to any Borrower exceeds 25% of Borrowers' then aggregate Eligible Accounts, subject to review and change by Lender from time to time thereafter;

(g) With respect to which any covenant, representation, or warranty in any Loan Document has been breached or is not true;

(h) That: (i) does not arise from the sale of goods or performance of services in the ordinary course of business; (ii) is contingent upon a Borrower's completion of any further performance (including "pre-billed" Accounts); (iii) is a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery, any repurchase or return basis, or any other similar basis; or (iv) is a cash sale (including COD) or credit card sale;

(i) With respect to which the Account Debtor is the United States or any department, agency or instrumentality of the United States; provided, however, that an Account shall not be deemed ineligible by reason of this clause if Borrowers have completed all of the steps necessary, in the discretion of Lender, to comply with the Federal Assignment of Claims Act of 1940 (31 U.S.C. Section 3727) with respect to such Account;

(j) That is owed by an Account Debtor that is any state of the United States or any city, town, municipality, county or division thereof;

(k) With respect to which the Account Debtor is not a resident of the United States or Canada and such Account Debtor is not supported by trade credit insurance, a letter of credit, or other similar obligation satisfactory to Lender in its Discretion; provided, however, all Accounts originating from the Province of Quebec are ineligible;

(l) That is owed by an Account Debtor that has admitted in writing its inability (or is generally unable) to pay its debts as they become due, is insolvent, or is the subject of a bankruptcy, receivership or similar proceeding;

(m) That is owed in any currency other than U.S. Dollars;

(n) That is owed by an Account Debtor that is a creditor or supplier of any Borrower, or that is otherwise subject to a potential offset, counterclaim, deduction, discount, recoupment, reserve, defense, chargeback, credit, allowance or adjustment (but ineligibility is limited to the amount thereof);

(o) That represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond, or similar assurance has been issued;

(p) That is evidenced by a promissory note, chattel paper, or an instrument;

(q) That does not comply in all material respects with all laws and regulations imposed by any Governmental Body;

(r) That is disputed; or

(s) That is an Account or owed by an Account Debtor that is deemed unacceptable by Lender in its discretion.

In determining the amount of Eligible Accounts, Lender may reduce the face amount of Accounts by (i) all accrued and actual discounts, claims, credits, pending credits, promotional program allowances, price adjustments, finance charges, or other allowances; and (ii) the aggregate amount of all cash received with respect to Accounts but not yet applied by Borrowers to reduce Accounts.

"Eligible Inventory" means, at any time, Inventory owned by a Borrower that Lender in its discretion determines is Eligible Inventory. Without limiting Lender's Discretion, Eligible Inventory does not include any Inventory:

(a) That is not subject to a first-priority perfected Lien in Lender's favor;

(b) That is subject to any Lien (other than a Permitted Lien that does not have priority over Lender's Lien);

(c) With respect to which any covenant, representation, or warranty in any Loan Document has been breached or is not true;

(d) That (i) is not finished goods; (ii) is, in Lender's discretion, slow moving, obsolete, unfit for sale, or not salable in the ordinary course of business; (iii) has been received by a Borrower on a consignment, guaranteed sale or other similar basis; (iv) has been placed with a Person on a consignment or other similar basis; or (v) is subject to any Person's claims (other than a Borrower); or

(e) That (i) is not located in the United States; (ii) is not located at a location owned or leased by a Borrower and, with respect to any leased location, the lessor has not delivered to Lender a Waiver (or Lender in its discretion has established a Reserve for that location) or is not in any third-party warehouse or in a bailee's possession and the warehouseman or bailee has not delivered to Lender a Waiver and such other documentation as Lender may require in its discretion (or Lender in its discretion has established a Reserve for that location); (iii) is being processed offsite at a third-party location or outside processor, or is in transit to or from a third party location or outside processor (unless the processor has delivered to Lender a Waiver and such other documentation as Lender may require or Lender in its discretion has established a Reserve for that Inventory); (iv) does not comply with all standards, laws, and regulations imposed by any Governmental Body; (v) does not comply with all standards imposed by any insurer; or (vi) is subject to any license or other agreement which would restrict or otherwise limit Borrowers' or Lender's ability to sell the Inventory; or

(f) That is deemed unacceptable by Lender in its discretion.

"Environmental Laws" means all federal, state, and local environmental, land use, zoning, health, and safety laws, statutes, ordinances, and codes related to protecting the environment or governing the use, storage, treatment, generation, transportation, processing, handling, production, or disposal of Hazardous Substances.

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, or other equity ownership interests in a Person (and any warrants, options, or other rights entitling the holder to purchase or acquire any equity ownership interest), but excluding any debt securities convertible into any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any Person who for purposes of Title IV of ERISA is a member of a Borrower's controlled group of corporations (as defined in 26 U.S.C. § 1563), or under common control with such Borrower, within the meaning of Section 414 of the Code.

"Event of Default" is defined in Article 9.

"Executive Order No. 13224" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

"Expenses" means all fees, costs, expenses, charges, and out-of-pocket disbursements incurred by Lender and its counsel and court costs, in any way arising from or in connection with the Loan Documents, any Collateral, any Obligations, or the business relationship between Lender and any Loan Party.

"GAAP" means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and that are applicable to the circumstances as of the date of determination and applied on a consistent basis.

"Governmental Body" means any nation or government, any state or other political subdivision of a nation or government, or any entity exercising the legislative, judicial, regulatory, or administrative functions of or pertaining to a government.

"Guarantor" and "Guarantors" are defined on in the preamble.

"Guaranty" collectively means the guaranty agreements executed and delivered by the applicable Guarantor in favor of Lender, with respect to the Obligations, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof.

"Hazardous Substance" means any Hazardous Wastes, hazardous or Toxic Substances, or related materials as defined in any applicable Environmental Law.

"Hazardous Wastes" means all waste materials regulated by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.)., the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), or applicable state law, and any other applicable federal and state laws relating to hazardous waste disposal.

"Indebtedness" of any Person means, as of any date, the sum, whether off-balance sheet or otherwise, of: (a) all indebtedness or liabilities of such Person for borrowed money (including, without limitation, obligations evidenced by bonds, debentures, notes, or other similar instruments); (b) obligations for the deferred purchase price of property or services; (c) obligations under letters of credit; (d) all guaranties and other contingent obligations to purchase, to supply funds, or otherwise to assure a creditor against loss; (e) obligations under capital leases; and (f) obligations secured by any Liens, whether or not the obligations have been assumed (other than Permitted Liens).

"Insolvency Proceeding" means any proceeding under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law (including assignments for the benefit of creditors or other proceedings seeking reorganization, liquidation, arrangement, or other similar relief).

"Lender" is defined on in the preamble.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim, encumbrance or other security arrangement held or asserted with respect to any asset.

"Loan" means each Revolving Loan; and "Loans" means all Revolving Loans.

"Loan Account" is defined in Section 2.4.

"Loan Documents" means this Agreement, each Schedule entered into hereunder, the Note, each Guaranty, each Borrowing Base Certificate, each Covenant Compliance Certificate, the Beneficial Ownership Certificate, the Waivers, the Subordination Agreements, and any and all other agreements, instruments, documents, including pledges, mortgages and deeds of trust, powers of attorney, consents, and all other writings before, now, or later executed by any Loan Party or delivered to Lender with respect to the transactions contemplated by any of the foregoing documents, in each case as amended from time to time in accordance with the terms thereof.

"Loan Party" means each Borrower, each Guarantor and each Person that grants Lender a Lien on any Collateral to secure any Obligation.

"Lockbox Account" is defined in Section 4.9(a).

"Material Adverse Effect" means a material adverse effect in or on: (a) any Loan Party's financial condition, operational results, business, or prospects; (b) any Loan Party's ability to pay or perform any Obligation in accordance with its terms; (c) the value of the Collateral or the priority of Lender's Lien on any Collateral; or (d) the validity or enforceability of any Loan Document or Lender's rights or remedies under any Loan Document.

"Maximum Borrowing Amount" means, at any time, an amount equal to the lesser of (a) the Maximum Revolving Loan Amount minus all Reserves that could require a cash expenditure by Lender; and (b) the Advance Formula .

"Maximum Revolving Loan Amount" means $3,000,000.

"Multiemployer Plan" means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Borrower or any ERISA Affiliate contributes or is obligated to contribute.

"Note" means the Revolving Note.

"Notice" is defined in Section 12.8.

"Obligations" means any and all loans, advances, debts, liabilities, obligations, covenants, indemnities, and duties (absolute, contingent, matured, or unmatured) owing by any one or more of the Loan Parties to Lender (or to any of its direct or indirect Subsidiaries or Affiliates) arising under any Loan Document or otherwise, of any kind or nature, present or future (including any interest accruing after maturity or the filing of any petition in bankruptcy, or the commencement of any Insolvency Proceeding relating to any Loan Party, whether a claim for post filing or post-petition interest is allowed in that proceeding), whether direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, and any amendments, extensions, renewals, or increases and all Expenses Lender incurs in the documentation, negotiation, modification, enforcement, collection, or otherwise in connection with any of the preceding, and all obligations of any Loan Party to Lender to perform acts or refrain from taking any action.

"Parent" is defined in the defined term "Subsidiary".

"Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of any Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

"Permitted Liens" means (a) Liens in favor of Lender; (b) Liens for taxes, assessments, or other charges that (i) are not delinquent; or (ii) are being contested in good faith by appropriate proceedings that stay the enforcement of those Liens and with respect to which proper reserves have been taken by Borrowers in accordance with GAAP (but only if these Liens have no effect on the priority of Lender's Liens or the value of the Collateral, and a stay of enforcement of the Lien is in effect); (c) mechanics', workers', materialmen's, warehousemen's, common carriers', landlord's or other similar Liens arising in the ordinary course of any Borrower's business with respect to obligations that are not due or that are being contested in good faith by the applicable Borrower; (d) Liens securing Permitted Purchase Money Indebtedness provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (iii) such Liens shall be created substantially contemporaneously with the acquisition of the property financed by such Indebtedness, and (e) Liens disclosed on Schedule 1.2(b) (but only if the principal amount secured is not increased and no additional assets become subject to the Lien).

"Permitted Purchase Money Indebtedness" means capitalized leases or purchase money Indebtedness incurred after the Closing Date and at the time of, or within twenty (20) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition of such fixed assets, in an aggregate principal amount outstanding at any one time not in excess of $1,000,000.

"Person" means any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity, or Governmental Body.

"Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of any Borrower or any ERISA Affiliate.

"Prepayment Fee" is defined in Section 3.4.

"Real Property" means Borrowers' owned and leased real property.

"Reportable Event" means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

"Reserves" means any reserves that Lender in its Discretion deems necessary to maintain with respect to the Collateral or any Borrower.

"Responsible Representative" means a Person's president, chief executive officer, chief financial officer, manager or authorized member (in the case of a limited liability company) or any other individual approved in writing by Lender in its Discretion.

"Revolving Loan" means a Loan made under Section 2.1.

"Revolving Loan Fee" is defined in Section 3.1 of the Revolving Loan Schedule.

"Revolving Loan Outstanding" means, at any time the aggregate amount of outstanding principal, accrued and unpaid interest, fees and costs and expenses (including reasonable attorneys' fees) due in connection with to the Revolving Loans.

"Revolving Loan Schedule" means the schedule attached hereto as Exhibit A and made a part hereof.

"Revolving Loan Termination Date" means the date that Lender, in its discretion, demands payment of the Obligations.

"Revolving Note" means, individually and collectively, any and all promissory notes evidencing the Revolving Loan.

"Schedule" means the Revolving Loan Schedule.

"Specified Balance" is defined under Section 3.3(a) of the Revolving Loan Schedule.

"Subordinated Debt Documents" means (a) the Subordination Agreement; and (b) any other instruments, agreements and documents evidencing or relating to any Subordinated Debt.

"Subordinated Debt" means all other Indebtedness of Borrowers, or any of them, that is, in each case, subordinated to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement.

"Subordination Agreement" means any intercreditor and/or subordination agreement in form and substance satisfactory to Lender in its Discretion (a) by and between a subordinating creditor and Lender; or (b) by and among Borrowers, a subordinating Creditor and Lender, pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations and the Liens securing such Subordinated Debt, if any, granted by Borrowers to such subordinated creditor are subordinated to the Obligations and the Liens created hereunder and under any other Loan Document.

"Subsidiary" means, with respect to any Person (the "Parent") at any date, any Person (i) of which Equity Interests representing more than 50% of the Equity Interests or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled, or held; or (ii) that is, as of such date, otherwise controlled, by the Parent or one or more Subsidiaries of the Parent.

"Tangible Net Worth" means, as of the date of determination, with respect to any Person, that Person's total assets less total liabilities less the sum of (a) the aggregate amount of non-trade Accounts, including Accounts from Affiliates; (b) prepaid expenses; (c) deposits; (d) goodwill; and (e) any other asset which would be treated as an intangible asset under GAAP, plus Subordinated Debt.

"Toxic Substances" means any material that has been shown to have an adverse effect on human health or that is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. Section 2601 et seq., applicable state law, or any other present and future applicable Federal or state laws related to toxic substances, and includes asbestos, polychlorinated biphenyls (PCBs) and lead based paints.

"Tradenames" is defined in Section 5.21(a).

"UCC" means the Uniform Commercial Code as in effect from time to time in Michigan (but if the law, perfection, or the effect of perfection or non-perfection of any Lien on any Collateral is governed by the Uniform Commercial Code in effect in a different jurisdiction, "UCC" means the Uniform Commercial Code as in effect in that other jurisdiction with respect to perfection or the effect of perfection or non-perfection).

"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

"Waivers" means all landlord's waivers, warehouseman's waivers, creditor's waivers, mortgagee waivers, processing facility and bailee waivers, and customs broker waivers that are executed and delivered in connection with this Agreement.

1.3 Incorporation by Reference.  The Revolving Loan Schedule, in the respective form attached hereto and which may be executed from time to time, shall incorporate by reference all provisions of this Master Agreement and shall constitute a separate agreement with respect to the subject matter thereof.

1.4 General Construction. When computing time periods from a specified date to a later specified date, "from" means "from and including" and "to" and "until" each mean "to but excluding". In the Loan Documents: (a) all references to laws and statutes include all regulations and Governmental Body interpretations; (b) unless otherwise specified herein, "discretion" when not capitalized means a determination made by Lender in its sole and absolute discretion; (c) wherever appropriate in the context, terms used in the Loan Documents in the singular also include the plural and vice versa; (d) any reference to any Loan Document or any other document, agreement, instrument, report, certificate, or other similar deliverable means that the Loan Document or other deliverable is satisfactory in form and substance to Lender in its discretion; (e) the words "include," "includes," and "including" are treated as being followed by "without limitation"; and (f) captions used in the Loan Documents are for convenience only and are not taken into account in interpreting the document.

ARTICLE 2
LOANS, PAYMENTS

2.1 Revolving Loans.

(a) Subject to the terms and conditions in this Agreement and the Revolving Loan Schedule, Lender may, from time to time from the Closing Date until (but not including) the Revolving Loan Termination Date, make Advances to Borrowers in an aggregate amount not to exceed at any one time outstanding the Maximum Borrowing Amount. The extension of any Revolving Loan is within Lender's discretion.  The Revolving Loans are evidenced by the Revolving Note.  Revolving Loans may be borrowed, repaid, and reborrowed in accordance with the terms and conditions of the Loan Documents.  Borrowers shall repay the Revolving Loan on the Revolving Loan Termination Date.

(b) With respect to any request for an Advance, Lender will endeavor to provide the requested funds by the end of the same Business Day so long as Lender receives the request for the Advance, together with the complete package of information required hereunder for such request, by 10:30 a.m. Eastern Time on the day such request is made.  If any principal, interest, fees, Expenses, or other obligations under the Loan Documents or any other agreement with Lender become due, that is treated as a request by Borrowers for a Revolving Loan to pay the applicable obligation.

(c) Borrowers may not at any time allow the Revolving Loan Outstanding to exceed the Maximum Borrowing Amount (and if it does for any reason Borrowers shall immediately and without demand pay the excess to Lender).

(d) Lender may in its discretion reduce any of the percentages set forth in the Advance Formula set forth in the Revolving Loan Schedule, adjust Reserves, or reduce one or more of the elements used to compute the Advance Formula.

2.2 [Reserved].

2.3 Loan Repayment.

(a) The Revolving Loans are due and payable in full on the Revolving Loan Termination Date (subject to earlier prepayment as provided in the Loan Documents).

(b) Each time an Advance is made under the Revolving Loan, the amount of the Obligations relating to the Revolving Loan will be increased by the amount of the Advance.  Three business days after checks, ACH or wire transfers or other credit instruments are deposited in the Lockbox Account, Lender will credit the Loan Account with the net amount actually received, whereupon interest will no longer be charged on such amount.

(c) Lender does not have to credit the Loan Account for any payment item that is not satisfactory to Lender in its discretion. All credits are provisional and are subject to verification and final settlement. Lender may charge the Loan Account for any payment item that is returned unpaid or otherwise not collected.

(d) The Loan Parties must make all payments in full under the Loan Documents to Lender (without any deduction whatsoever, including any setoff, recoupment or counterclaim), at the payment office that Lender specifies in writing to Borrowers, not later than 11:59 a.m. Eastern time, on the respective due date, in immediately available funds in Dollars. Lender may in its discretion pay any Obligations due under the Revolving Loan (or other amounts any Loan Party is required to pay under the Loan Documents) by charging the Loan Account, by making Advances, or by debiting any account of any Loan Party.

(e) In addition to their obligation to prepay the Loan to the extent that the Revolving Loan Outstanding exceeds the Maximum Borrowing Amount pursuant to Section 2.1(c), the Loan Parties must prepay the Obligations within one Business Day in an amount equal to the net cash proceeds:

(i) of any voluntary or involuntary sale or disposition of a material portion of the assets of any Loan Party (and nothing contained in this Section 2.3 shall be construed to permit any Loan Party to sell or otherwise dispose of any assets except as may expressly permitted by this Agreement);

(ii) of any incurrence by any Loan Party of any Indebtedness in excess of $50,000 (and nothing in this Section 2.3 shall be construed to permit any Loan Party to incur Indebtedness otherwise prohibited by this Agreement); and

(iii) of the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests.

2.4 Statements. Lender will maintain a loan account with respect to the Revolving Loan in accordance with its customary procedures in Borrowers' name (the "Loan Account") in which it will record, among other things, the date and amount of each Advance and the date and amount of each payment (but Lender's failure to record this information does not affect Lender's rights, create any liability, or release any Loan Party from any liability).

2.5 Additional Payments. Any amounts expended by Lender due to any Loan Party not performing or complying with its obligations under any Loan Document may be charged to the Loan Account as a Revolving Loan and added to the Obligations.

2.6 Use of Proceeds.

(a) Borrowers shall use the Advances only for working capital needs.

(b) Borrowers shall not (i) directly or indirectly apply any part of the proceeds of any Loan to the purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); or (ii) use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Person in violation of any applicable law.

ARTICLE 3
FEES

3.1 Revolving Loan Fees. Borrower will pay Lender the Revolving Loan Fee outlined in the Revolving Loan Schedule.

3.2 Documentation and Attorneys' Fees.  In consideration of the extension of the Loan and the execution of this Agreement, Borrowers will pay Lender its fees and costs (including, without limitation, attorneys' fees) incurred in documenting the Loans, plus Lender's attorneys' fees and costs from time to time incurred thereafter in connection with the Revolving Loan.

3.3 Loan Administration Fees.  Borrower shall pay Lender the Loan Administration Fees set forth on the Revolving Loan Schedule.

3.4 Prepayment Fee.  Borrowers may elect to prepay the Loans and/or terminate this Agreement at any time, but only upon the payment of all Loans and permanent reduction of the Maximum Revolving Loan Amount and the prepayment fee(s) set forth in the Revolving Loan Schedule (the "Prepayment Fee") as liquidated damages and not as a penalty.  If an Event of Default has occurred and is continuing at the time Lender demands payment of the Loans, the Prepayment Fees will be due and payable by Borrowers.

3.5 Computing Fees.  Fees are computed on the basis of a year of 360 days for the actual number of days elapsed. If any payment is due on a day that is not a Business Day, the due date is extended to the next Business Day.

ARTICLE 4
COLLATERAL: GENERAL TERMS

4.1 Security Interest. To secure the prompt payment and performance of the Obligations now or in the future owed by Borrowers and Guarantors to Lender, including, without limitation, the Obligations under the Revolving Loan, each Borrower and each Guarantor grants to Lender a continuing Lien on, security interest in, pledge of, and assignment of all of the Collateral; provided, however, that the Collateral shall not in any event secure payment or performance of any loan incurred by a Borrower under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act).

4.2 Perfection. Each Borrower and each Guarantor must immediately take all actions that Lender requests to maintain the validity, perfection, enforceability, and priority of Lender's Lien on the Collateral or to enable Lender to protect, exercise, or enforce its rights under the Loan Documents and in the Collateral, including, but not limited to, the execution (if required) and delivery of security agreements, Waivers, control agreements, contracts and any other documents required hereunder.  Each Borrower and each Guarantor authorizes Lender to file against it one or more financing, continuation, and/or amendment statements, and to file all other appropriate documentation (including title applications) for Lender to perfect and maintain its security interest in the Collateral. All Expenses and taxes that Lender incurs in doing any of the preceding will be charged to the Loan Account as a Revolving Loan and added to the Obligations (or, at Lender's option, must be paid by Borrowers to Lender immediately on demand).

4.3 Preserving Collateral. Each Borrower and each Guarantor must cooperate fully with all of Lender's efforts to preserve and protect the Collateral and must take any actions to preserve and protect the Collateral that Lender may request. When a Default or Event of Default exists, Lender may from time to time in its discretion (and without any Loan Party's consent), make Revolving Loans for Borrowers' account that Lender in its discretion believes are necessary or desirable: (a) to preserve or protect any Collateral; or (b) to enhance the likelihood of (or maximize the amount of) the repayment of the Obligations under the Loan. All of Lender's Expenses referred to in this Section 4.3 (including all Expenses related to bonding a custodian), will be charged to the Loan Account and added to the Obligations under the Revolving Loan.

4.4 Ownership. At all times with respect to all Collateral: (1) Borrowers and Guarantors must be its sole owners, as applicable, and fully authorized and able to sell, transfer, pledge, and grant Lender a first-priority Lien on the Revolving Loan Collateral; and (2) except for Permitted Liens, the Collateral must be free and clear of all Liens.

4.5 Defending Lender's Interests. Until (a) the Obligations are irrevocably paid and performed in full; and (b) the Loan Documents are terminated by Lender in writing, Lender's interests in the Collateral shall continue in full force and effect. Each Borrower and each Guarantor must defend Lender's interests in the Collateral against all Persons. When an Event of Default exists, in addition to all other rights and remedies granted to Lender in this Agreement or by applicable law: (a) Lender may take possession of the Revolving Loan Collateral or any part thereof; (b) at Lender's request, Borrowers and Guarantors must assemble the Collateral and make it available to Lender at a place designated by Lender; (c) Each Borrower and each Guarantor must, and Lender may, at its option, instruct all suppliers, carriers, forwarders, or others receiving or holding cash, checks, Inventory, documents, or instruments in which Lender holds a Lien to deliver them to Lender and subject them to Lender's order; (d) Each Loan Party grants to Lender and its assignees an irrevocable, assignable, non-exclusive license (exercisable without royalty payments or other compensation) to use, assign, license, or sublicense any present or future Intellectual Property (including in the license or sublicense access to all media in which any of the licensed items may be recorded or stored and to all related computer programs); (e) each Loan Party grants to Lender and its assignees an irrevocable, assignable, non-exclusive license and lease or sublease to use, assign, license, or sublicense any leased or owned Real Property (exercisable without paying any royalty, rent, or other compensation); (f) each Loan Party authorizes Lender to pay, purchase, contest, or compromise any Lien that in Lender's discretion appears to conflict with or impair Lender's Liens (and to pay all related Expenses and to charge the Loan Account); and (g) Lender may at any time take any other steps that Lender in its discretion believes are necessary or desirable to protect and preserve the Collateral. All of Lender's Expenses incurred in accordance with the preceding sentence (including all Expenses related to bonding a custodian and costs of locating and/or moving the Collateral and repairing any realty or other property to which any of the Collateral may be affixed or be a part), will be charged to the Loan Account and added to the Obligations.

4.6 Financial Disclosure. Each Borrower and each Guarantor irrevocably authorizes and directs its accountants and auditors at any time, and promptly after Lender's request, to deliver to Lender copies of each Borrower's and each Guarantor's financial statements, trial balances, and other accounting records in the accountant's or auditor's possession, and to disclose to Lender any information the accountants may have concerning each Borrower's and each Guarantor's financial status and business operations.

4.7 Inspections. Lender may at any time examine, audit, check, inspect, and make abstracts and copies of each Borrower's and each Guarantor's books, records, audits, correspondence, and all other materials related to the Collateral.

4.8 Risk of Loss.  Each Borrower and each Guarantor bears the full risk of any loss with respect to the Collateral.

4.9 Accounts.

(a) Remittances. At the option of Lender, Borrowers must either immediately (i) notify all Account Debtors and any other person or party that is liable to any such Borrower (collectively with Account Debtors, a "Debtor") to remit all payments due such Borrower to the lockbox address or pursuant to the wire transfer or ACH instructions set forth below (the "Lockbox Account"); or (ii) obtain a deposit account control agreement acceptable to Lender in its Discretion at a bank acceptable to Lender in its Discretion (the "DACA Bank") and direct all Debtors to remit all payments to the approved account at the DACA Bank (the "DACA Account"). The remit-to address on all documents related to the accounts, including invoices, purchase orders, or contracts must be the Lockbox Account set forth below or to the DACA Account.  At Lender's request, all such documents must be marked by Borrowers to show assignment to Lender, and each Borrower must notify each of its Account Debtors by mail that the Account has been assigned to Lender and that all payments on the Account, whether made by mail or electronically or otherwise must be made payable to such Borrower or Lender, at Lender's discretion, to the Lockbox Account, the DACA Account or such other address provided by Lender in writing. The language used in such notices shall be approved by Lender in writing. Lender may at any time and from time to time, and at its discretion, notify any Debtor or third-party payee to make payments payable directly to Lender or to notify Debtor of the assignment to Lender.  All of Lender's expenses for notification of each Account Debtor will be paid by Borrowers.

The Lockbox Account includes the following:

(i) If by mail:

(ii) If by ACH or wire transfer:

If notwithstanding the notice to Debtors, a Borrower receives any funds from a Debtor, including any cash, checks, drafts or wire transfers from the collection, enforcement, sale or other disposition of the Collateral, whether derived in the ordinary course of business or not, or if a Borrower receives any proceeds of insurance, tax refunds or any and all other funds of any kind, such Borrower shall hold such funds in trust for Lender, shall not mix such funds received with any other funds, and shall immediately deposit such funds in the Lockbox Account in the form received.  That means if the funds are received by mail, the Debtor checks will be sent to the Lockbox Account uncashed, and if the funds are received electronically, the funds will be transferred immediately to the Lockbox Account electronically.  Lender will have sole possession and control over the Lockbox Account.  Lender or any other bank holding the lockbox will process all deposits and each Borrower acknowledges and agrees that it has no right to the Lockbox Account and that it belongs to Lender.  Lender is the owner of all deposits in the Lockbox Account and has no duty as to collection or protection of funds as long as it is not grossly negligent or commits actual fraud.  All expenses plus any applicable administration and servicing fees of the Lockbox Account will be paid by Borrowers.

(b) Adjustments. Without Lender's prior written consent, no Borrower may (a) compromise or adjust any Account (or extend the time for its payment); or (ii) accept any returns of merchandise or grant any discounts, allowances, or credits (except those done in the ordinary course of such Borrower's business that existed on the Closing Date and consistent with past practices and that have been disclosed to Lender in writing).

(c) No Liability. Lender does not have any liability for any error or omission or delay of any kind occurring in the settlement, collection, or payment of any of the Collateral or any instrument received in payment of Collateral, or for any damage resulting therefrom. Lender may accept the return of the goods represented by any of the Accounts (without notice to or consent by any Borrower), all without discharging or in any way affecting any Borrower's liability.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Each Borrower and each Guarantor represents and warrants that:

5.1 Authority. It has the full power, authority, and legal right to enter into the Loan Documents and to perform its obligations under the Loan Documents. Each Borrower's and each Guarantor's execution, delivery, and performance of the Loan Documents has been approved by all necessary legal and organizational Persons. All obligations under each Loan Document it executes are legal, valid, and binding obligations enforceable against it in accordance with their terms.

5.2 Formation; Qualification; Subsidiaries. Each Borrower is (a) duly organized and existing in good standing in the state of its jurisdiction listed on Schedule 5.2; and (b) duly qualified and authorized to conduct business in any state in which the nature and extent of its business requires qualification.  Each Borrower's and each Guarantor's organizational identification number, state of organization, and states where it is qualified to do business are listed on Schedule 5.2.  Neither Borrower nor any Borrower has any Subsidiaries or other entity constituents of Borrower or Affiliates, except as described on Schedule 5.2.

5.3 Collateral  Each Borrower and each Guarantor is the owner of all of the Collateral, is listed as the owner of all titled Collateral, and there are no other liens or claims against the Collateral, except for the Permitted Liens.  All of the Collateral is personal property and none of the Collateral will be permanently affixed to real estate.

5.4 No Governmental Approval; No Conflict. The transactions contemplated by this Agreement and the other Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Body (except for those that have been obtained); (b) do not violate any law government rule, regulation, order, judgment or award applicable to any Loan Party or the Collateral; (c) do not violate or create a default under any indenture, agreement, or other instrument binding on any Loan Party or any of their respective assets; (d) do not violate any provision of any Loan Party's organizational documents; (e) do not require any Borrower to make any payment to any Person (other than Lender); and (f) do not create any Lien on any asset of any Loan Party (except Liens created under the Loan Documents).

5.5 Tax Returns. Each Loan Party (a) has timely filed and will timely file all federal, state, and local tax returns, and all other reports required by law to be filed; and (b) has timely paid all taxes, assessments, fees, and other governmental charges. No tax liens have been filed against any asset of any Loan Party and no claims are being asserted for any taxes.

5.6 Financial Information.

(a) The financial information furnished by the Loan Parties to Lender has been prepared in accordance with GAAP, consistently applied, all financial statements present fairly in all material respects the Loan Parties' financial condition at such date and the results of their operations for the applicable period, and any projections of the business operations of each Loan Party that have been given or will be given to Lender in the future will be based upon such Loan Party's reasonable assumptions and estimates.

(b) Since June 30, 2023, there has been no Material Adverse Effect in the business, operations, condition, property or prospects (financial or otherwise) of the Loan Parties, taken as a whole.

5.7 Name. Except as stated on Schedule 5.7, during the last five years (a) no Loan Party has been known by any other name or has sold Inventory under any other name; and (b) no Loan Party has been the surviving entity of a merger or consolidation or has acquired a material portion of the assets of any Person.

5.8 Compliance with Laws. Each Loan Party has complied with all applicable federal, state, and local laws, codes, ordinances, rules, regulations, and guidelines, except to the extent that failure to comply therewith could not reasonably expected to have a Material Adverse Effect.  Neither the extension of the Loans made pursuant to this Agreement nor the use of the proceeds thereof will violate any Anti-Terrorism Law.

5.9 Solvency; No Litigation; No Violation

(a) After giving effect to the transactions contemplated by the Loan Documents and the Subordinated Debt, each Borrower is and will continue to be solvent, able to pay its debts as they mature, and have sufficient capital to carry on its business and all businesses in which it is about to engage.

(b) Except as listed on Schedule 5.9(b), (i) no Borrower or other Loan Party has any pending or threatened litigation, investigation, arbitration, actions, or proceedings  against any such Borrower or other Loan Party; and (ii) no Borrower or any other Loan Party has violated any statute, regulation or ordinance, or any order of any court, Governmental Body, arbitration board or tribunal, in each case that could reasonably be expected to have a Material Adverse Effect.

5.10 Licenses and Permits. Each Borrower has complied with, and has all licenses or permits required by, any applicable federal, state, or local law, or regulation to operate its business in each jurisdiction where it conducts or plans to conduct business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.11 Indebtedness Default. No Loan Party is in default under any Indebtedness nor does it reasonably believe that it will be in default under any Indebtedness.

5.12 No Default. No Borrower is in default under any contract that could reasonably be expected to have a Material Adverse Effect.

5.13 No Labor Disputes. No Borrower is involved in any labor dispute (or is aware that any strikes, walkouts, or union organization exist or are threatened).

5.14 Disclosure. No representation or warranty made by any Loan Party in any Loan Document or in any financial statement, report, certificate, or other document furnished to Lender by any Loan Party is untrue or misleading in any respect or omits any fact or circumstance necessary to make any statement not misleading. Each Loan Party has disclosed to Lender in writing each fact and circumstance that could reasonably be expected to have a Material Adverse Effect.

5.15 Certain Laws and Regulations. No Borrower is subject to any statute, rule, or regulation that regulates incurring any Indebtedness (including statutes or regulations related to common or interstate carriers or to selling electricity, gas, steam, water, telephone, telegraph, or other public utility services).

5.16 Beneficial Ownership Certificate. Each Loan Party's Beneficial Ownership Certificate delivered to Lender on the Closing Date (and as updated from time to time) is accurate, complete, and correct.

5.17 Anti-Terrorism.

(a) No Loan Party or any of its Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions under the Loan Documents, is any of the following (each a "Blocked Person"): (i) a Person that is listed in the annex to, or is subject to, Executive Order No. 13224; (ii) a Person that is owned or controlled by, or acting for or on behalf of, any Person, that is listed in the annex to, or is subject to, Executive Order No. 13224; (iii) a Person with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens, or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224; (v) a Person that is named as a "specially designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control; or (vi) a Person who is affiliated or associated with any of the foregoing Persons.

(b) No Loan Party or any of its agents acting or benefiting in any capacity in connection with the Advances, the Loans, or other transactions under the Loan Documents (i) conducts any business or engages in making or receiving any funds, goods, or services to or for the benefit of any Blocked Person; or (ii) deals in (or otherwise engages in) any transaction relating to any property or interests in property blocked under Executive Order No. 13224.

5.18 Business Purpose. The proceeds of the Loans will be used solely for business purposes and not for personal, family, or household purposes.

5.19 Delivery of Subordinated Debt Documents. Lender has received complete copies of the Subordinated Debt Documents and related documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has been delivered to Lender on or before the Closing Date.

5.20 Environmental Matters. Except as stated on Schedule 5.20, (a) there are no and there have not been any, releases, spills, discharges, leaks, or disposals of Hazardous Substances at, upon, under or within any Real Property; (b) there are no underground storage tanks or polychlorinated biphenyls on any Real Property; (c) no Real Property has ever been used as a treatment, storage, or disposal facility for Hazardous Waste; and (d) no Hazardous Substances are present on the Real Property.

5.21 Tradenames.

(a) Borrowers and Guarantors use only the fictitious names, d/b/a's, tradenames and tradestyles set forth on Schedule 5.21 (collectively the "Tradenames").

(b) All sales and any and all business done in the Tradenames are the sales and business of Borrowers.

(c) Any and all checks, remittances or other payments received in the Tradenames are the applicable Borrower's sole and exclusive property and are subject to Lender's Lien.

5.22 Borrower Locations. Schedule 5.22 lists the addresses (a) where each Borrower's and each Guarantor's jurisdiction of organization and chief executive office is located; (b) of all places of business of Borrowers and Guarantors; (c) where any Equipment and Inventory of Borrowers and Guarantors are located; and (d) where each Borrower and each Guarantor keeps the Collateral and its books and records related thereto.

5.23 ERISA Matters.  Except as disclosed to Lender in writing prior to the date hereof, neither any Borrower nor any ERISA Affiliate (a) maintains or has maintained any Pension Plan; (b) contributes or has contributed to any Multiemployer Plan; or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable state law).

Refer to the Revolving Loan Schedule for additional Representations and Warranties.

ARTICLE 6
AFFIRMATIVE COVENANTS

Until all Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and the Loan Documents are terminated, each Borrower and, solely with respect to Sections 6.8 and 6.9 below, each Guarantor shall:

6.1 Conducting Business; Maintaining Existence; and Assets.  Continuously conduct and operate its business according to good business practice, keep its existence in full force and effect, file all reports and pay all franchise and other taxes and license fees, and do all other acts and things that are necessary or desirable to maintain its rights, licenses, leases, powers, and franchises.

6.2 Compliance with Laws. Comply with all laws, statutes, acts, rules, orders, regulations, or ordinances of any Governmental Body, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.3 Financial Covenant. At all times, maintain a minimum Tangible Net Worth of at least $2,000,000.  This covenant is tested monthly on the last day of each month, beginning with the first month after the Closing Date.

6.4 Indebtedness; Payment of Obligations.

(a) Pay, when due, all Indebtedness and not otherwise default under any Indebtedness.

(b) Pay, when due, all of its obligations of whatever nature, including without limitation all taxes, assessments, and other governmental charges, claims for labor, supplies, rent, or other obligations (except where the amount or validity thereof is being disputed in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrowers).  If any tax, assessment, or other governmental charge creates a Lien on any Collateral Lender may without notice to Borrowers pay the tax, assessment, or other governmental charges. Any payments under this Section 6.4 will be charged to the Loan Account as a Revolving Loan and added to the Obligations (or, at Lender's option, must be paid to Lender by Borrowers immediately on demand).

6.5 Deposit Accounts. Except for the accounts listed on Schedule 6.5, maintain all deposit, investment, brokerage, and other financial accounts with Lender.

6.6 Insurance.  Maintain, at its own cost and expense, (a) insurance against all risks of physical loss of or damage to all properties and assets in which any Borrower has an interest in such amounts as Lender may require in its Discretion and maintain business interruption insurance as is customary for companies engaged in businesses similar to each Borrower; and (b) commercial general liability insurance (including blanket contractual liability coverage and products liability coverage) for personal and bodily injury and property damage in such amounts as Lender may require in its Discretion.  All such insurance shall be in form (including all endorsements required by Lender), in amounts and with carriers satisfactory to Lender.  All insurance policies shall name Lender, and its successors and assigns, as "Lender Loss Payee" (under all property insurance policies) and as "Additional Insured" (under all liability insurance policies) and shall require that the insurer provide at least 30 days prior written notice to Lender before a cancellation of or material change to an insurance policy.  Each Borrower must furnish Lender with evidence of insurance satisfactory in form and substance to Lender.  Each Borrower must at all times cause all Collateral to be maintained strictly in accordance with the requirements of all insurance carriers that insure any of the Collateral so that all insurance remains in full force and effect.  If any Borrower does not obtain, maintain, or renew any insurance required by the Loan Documents, Lender may obtain and pay for it (but all premiums will be charged to the Loan Account as a Revolving Loan and added to the Obligations under the Revolving Loan).  Each Borrower appoints Lender as its attorney-in-fact to negotiate any and all claims under all insurance policies and Lender also has the power to negotiate any payments on the insurance policies.

6.7 Beneficial Ownership Certificate. Provide to Lender: (a) a new Beneficial Ownership Certificate when the individual(s) identified as a Beneficial Owner have changed; and (b) any other information and documentation that Lender may request from time to time related to Lender's compliance with applicable laws (including the USA PATRIOT Act and other "know your customer" and anti-money laundering rules and regulations).

6.8 Control of Collateral.  Cooperate with Lender in obtaining control of any Collateral in the possession of third Persons, particularly Collateral including, without limitation, deposit accounts, investment property, letter of credit rights or other Collateral evidenced by electronic entries.

6.9 Collateral Maintenance and Warranties.

(a) Maintain the Collateral in good operating condition and repair (reasonable wear and tear excepted), in accordance with industry standards, and must make all necessary replacements and repairs so that its value and operating efficiency are maintained and preserved.

(b) Perform all of its obligations with respect to the Collateral such as performance of any warranties in inventory sold.

6.10 Environmental Matters.

(a) Ensure that no Hazardous Substances are on any Real Property (except as permitted by applicable law or appropriate Governmental Bodies).

(b) Promptly (i) notify Lender and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Borrower relating to compliance with Environmental Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (ii) cure and have dismissed with prejudice to the reasonable satisfaction of Lender any material actions and proceedings relating to its compliance with Environmental Laws, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves; and (iii) to the extent necessary to comply in all material respects with Environmental Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material.

6.11 Notices. Notify Lender in writing:

(a) Immediately if any of the following occur: (i) any Default or Event of Default; (ii) any event or circumstance that could reasonably be expected to cause any financial statement, projection, Borrowing Base Certificate (if applicable), or other information or report furnished to Lender to be untrue or misleading; (iii) each default by any Loan Party under any Indebtedness (including any of the Subordinated Debt); (iv) a transfer of the ownership of any Equity Interest in any Borrower; (v) any Borrower knows or has reason to believe that any Account Debtor disputes any Account whether or not such dispute is deemed valid by any Borrower; (vi) any litigation, suit, administrative proceeding, or other proceeding affecting any Loan Party or the Collateral (whether or not the claim is covered by insurance) in which the amount of damages claimed exceeds $20,000 (individually or in the aggregate); (vii) any matter materially affecting the value, enforceability, or collectability of any portion of the Collateral (including any Lien or claim asserted against the Collateral, any loss, damage, or destruction to any material amount of Collateral, the return to any Borrower of a material amount of goods, or if any Account Debtor asserts any claims or setoffs against Accounts that exceed $25,000 in the aggregate; (viii) any Loan Party or any Collateral violates or is alleged to have violated any Governmental Body's laws, statutes, regulations, or ordinances, to the extent that such violation or alleged violation has or could reasonably be expected to have a Material Adverse Effect, (ix) any representation or warranty made hereunder would be materially untrue or misleading if remade; and (x) any other development that has or could reasonably be expected to have a Material Adverse Effect.

(b) At least 30 days' prior to any Loan Party opening any new place of business, closing any existing place of business, or changing its legal name, entity type, or jurisdiction of organization, incorporation, or formation.

(c) (i) Immediately upon any Borrower's learning of any material labor dispute, strike, or walkout affecting any Borrower; and (ii) 90 days prior to the expiration of any labor contract binding on any Borrower.

6.12 Field Examinations.  Borrowers shall reimburse Lender for the costs to perform four (4) field examinations per year of Borrowers' books and records, assets and liabilities, to be performed by Lender's inspector, whether an officer of Lender or an independent party with all expenses (whether for an employee of Lender or otherwise), including all out of pocket expenses, including, but not limited to, transportation, hotel, parking, and meals paid by Borrowers.  If a Default or Event of Default exists, the number of field examinations to be reimbursed by Borrowers may be increased in Lender's discretion. Field examinations are performed for Lender's internal use and Lender has no obligation to provide any Loan Party with the results of the examination or copies of any reports or work papers in whole or in part.

6.13 Financial Statements.

(a) Furnish Lender within 120 days after the end of each of Borrowers' fiscal years, Borrowers' and Guarantors' audited financial statements on a consolidated and consolidating basis (including statements of income, stockholders' equity, and cash flow from the beginning of the current fiscal year to the end of the current fiscal year) and the balance sheet as at the end of the fiscal year, all reported on without qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Lender in its Discretion; and

(b) Furnish Lender within 30 days after the end of each month, Borrowers' and Guarantors' unaudited balance sheet on a consolidated and consolidating basis and Borrowers' and Guarantors' unaudited statements of income, stockholders' equity, and cash flow on a consolidated and consolidating basis, certified by a Responsible Representative of Borrowers and Guarantors, reflecting the results of operations from the beginning of the month to the end of the month (and for the month), setting forth in each case in comparative form the figures from the projected annual operating budget delivered under Section 6.14(a) for the current fiscal year, in each case to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Representative of Borrowers and disclosed therein); provided, however, that the financial statements delivered pursuant to clause (b) hereof will not be required to include footnotes and will be subject to change from audit and year-end adjustments.

6.14 Certificates; Reports; Other Financial Information.

(a) Furnish Lender no later than thirty (30) days after the end of each fiscal year of Borrowers (beginning with the first fiscal year after the Closing Date), Borrowers' month-by-month projected operating budget and cash flows on a consolidated and consolidating basis for the following fiscal year (including for each month an income statement, a cash flow statement, and a balance sheet and Availability projection).

(b) Deliver to Lender: (i) no later than 15 days after the end of each month, a detailed accounts receivable aging including all invoices aged by invoice date (reconciled to the general ledger and the Borrowing Base Certificate, if applicable); (ii) no later than 15 days after the end of each month, a detailed accounts payable aging including all accounts payable aged by invoice date (reconciled to the general ledger); (iii) no later than 15 days after the end of each month, an Inventory certification report listing Inventory by category and location as of month end; and (iv) no later than 15 days after the end of each month, a monthly payroll and tax payment report.

(c) Deliver to Lender, prior to any request for an Advance upon request by Lender and at such other intervals as Lender may require in its Discretion: (i) assignment schedules; (ii) copies of Account Debtor invoices; (iii) evidence of shipment and delivery of Goods; and (iv) such further schedules, documents, certificates, reports and information as Lender may require (including, without limitation, trial balances, test verifications, credit memos, sales and cash receipt journals, purchase orders, evidence of delivery, proof of shipment, and timesheets), in each case satisfactory to Lender in its Discretion and certified as true and correct in all material respects by a Responsible Representative of Borrowers. Lender may contact any Persons who hold or are obligated on any part of the Collateral, such as Account Debtors, to notify them of Lender's Lien and to confirm and verify Accounts by any manner and through any medium it chooses.

(d) Furnish to Lender a Covenant Compliance Certificate no later than 15 days following the end of each month.

(e) If requested by Lender, furnish Lender with current annual tax returns of each Loan Party prior to April 15 of each calendar year or, if an extension is filed, at the earlier of (i) filing; or (ii) the extension deadline.

(f) If requested by Lender, furnish Lender with weekly payroll summaries and evidence of tax payments of Borrowers together with copies of bank statements from which the funds are impounded.

(g) If requested by Lender, furnish Lender with detailed customer lists of Borrowers showing the customer's name, address, e-mail address, phone number and any other information Lender reasonably requests.

(h) Furnish to Lender such other financial information set forth on the Revolving Loan Schedule or as Lender may from time to time request in its Discretion, promptly following any such request.

6.15 Supplemental Instruments; Further Assurances. From time to time at Borrowers' expense, execute and deliver, or cause to be executed and delivered, to Lender all other documents, agreements, and instruments, and take or cause to be taken such further actions that are required by law or that Lender may request in its Discretion to carry out the terms and conditions of the Loan Documents and to ensure the perfection and priority of Lender's Liens.

Refer to the Revolving Loan Schedule for additional Affirmative Covenants.

ARTICLE 7
NEGATIVE COVENANTS

Until all Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened) and the Loan Documents are terminated, no Borrower may, and, with respect to Sections 7.2 and 7.12, no Guarantor may:

7.1 Mergers; Consolidations; Asset Sales.

(a) Merge, consolidate, divide (including by way of an LLC division), or otherwise reorganize with or into any Person or acquire all or a material portion of any Person's assets or Equity Interests.

(b) Sell, pledge, lease, transfer (including by way of an LLC division), or otherwise dispose of any of its properties or assets.

7.2 Liens. Create, assign, transfer, or allow to exist any Lien on any of its property (including the Collateral), except for Permitted Liens.

7.3 Investments. Purchase or acquire assets, obligations or Equity Interests of, or any other interest in, any Person, without the prior written consent of Lender.

7.4 Loans. Make advances, loans, or credit extensions to any Person (including any Affiliate, Subsidiary, Parent, related entity, officer, shareholder, member, partner, director, or employee), except for commercial trade credit in connection with Inventory sales in the ordinary course of its business and consistent with practices that existed on the Closing Date and that have disclosed to Lender in writing.

7.5 Distributions and Management Fees.

(a) Declare or pay any dividend or make any other distribution with regard to its Equity Interests or redeem, purchase, or otherwise acquire directly or indirectly any of its Equity Interests; provided that, if a Borrower is taxed as an S Corporation or other "pass-through" entity, such Borrower may, so long as no Default or Event of Default exists or would result therefrom, distribute profits to its equity holders in the maximum amount necessary to enable such holders to pay personal, state and federal taxes directly attributable to the profits earned by such Borrower for such year.

(b) Except as set forth on Schedule 7.5, enter into or issue, as applicable, any subscriptions, options, warrants, calls, rights, or other agreements or commitments of any kind relating to any Equity Interests of any Borrower.

(c) Pay any management, advisory, consulting, or other similar fees to any Person.

7.6 Indebtedness. Create, incur, assume, or allow to exist any Indebtedness, loan or guaranty or assume any obligation or liability, whether as borrower, guarantor, surety, indemnitor or otherwise, except:

(a) Indebtedness existing on the Closing Date and listed on Schedule 7.6;

(b) Indebtedness to Lender;

(c) Permitted Purchase Money Indebtedness; and

(d) The Subordinated Debt; provided that it is at all times subject to a Subordination Agreement.

7.7 Business. Change in any material respect the nature of the business that it engaged in on the Closing Date.

7.8 Affiliate Transactions. Directly or indirectly, purchase, acquire, or lease any property from, or sell, transfer, or lease any property to, or otherwise deal with, any Affiliate, except transactions on an arm's length basis and on terms no less favorable than terms that could be obtained from a Person who is not an Affiliate).

7.9 Subsidiaries; Partnerships.  Form any Subsidiary, or enter into any partnership, joint venture, or similar agreement with any third party without the prior written consent of Lender.

7.10 Fiscal Year and Accounting Changes. Change its fiscal year-end from December 31 or make any material change (a) in accounting treatment and reporting practices (except as required by GAAP); or (b) in tax reporting treatment (except as required or permitted by law).

7.11 Pledging Credit. Pledge Lender's credit on any purchase or for any purpose.

7.12 Amending Charter Documents. Amend, modify, or waive any term or provision of its charter, certificate, or articles of incorporation or organization, by-laws, partnership agreement, operating agreement, and other similar organizational or governing documents.

7.13 Prepaying Indebtedness. At any time, directly or indirectly (including by establishing any sinking fund for any Indebtedness) prepay any Indebtedness (other than to Lender or as permitted under Section 7.15 with respect to Subordinated Debt) or repurchase, redeem, retire, or otherwise acquire any Indebtedness.

7.14 Anti-Terrorism Laws. At any time: (a) directly or through its Affiliates or agents, conduct any business or engage in any transaction or deal with any Blocked Person, including making or receiving any funds, goods, or services to or for the benefit of any Blocked Person; (b) directly or through its Affiliates or agents, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked under Executive Order No. 13224; (c) directly or through its Affiliates or agents, engage in or conspire to engage in any transaction that evades or avoids (or whose purpose is to evade or avoid), or attempts to violate, any of the prohibitions in Executive Order No. 13224, the USA Patriot Act, or any other Anti-Terrorism Law; or (d) not deliver to Lender any certification or other evidence requested by Lender in its sole judgment confirming each Borrower's compliance with this Section 7.14.

7.15 Subordinated Debt. Except as expressly allowed by the Subordination Agreements, at any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of any Subordinated Debt.

7.16 Modification of Subordinated Debt Documents. Amend, modify, or waive any term or provision of any Subordinated Debt Document.

7.17 Amending Leases. Amend, modify, or waive any term or provision of any lease of real property (except amendments, modifications, and waivers consented to in writing by Lender in its Discretion).

7.18 ERISA.  Except as disclosed to Lender in writing prior to the date hereof, neither any Borrower nor any ERISA Affiliate will (a) adopt, create, assume or become a party to any Pension Plan; (b) incur any obligation to contribute to any Multiemployer Plan; (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law); or (d) amend any Plan in a manner that would materially increase its funding obligations.

7.19 Redirection of Funds.  Notify any Account Debtor to make payment to any account other than the Lockbox Account or request an Account Debtor to withhold or stop any payment otherwise directed by Lender.

7.20 Relocation of Collateral. Store, locate, move or relocate all or any portion of the Collateral or any books and records related thereto in or to any other location, except (a) in the ordinary course of business to another location set forth on Schedule 5.22; (b) upon thirty (30) days' prior written notice to Lender; or (c) Inventory sold in the ordinary course of business.

ARTICLE 8
CONDITIONS PRECEDENT

8.1 Conditions Precedent.  Lender's extension of any Loan or Advance (including Loans and Advances on the Closing Date) in its discretion is subject to the satisfaction of the following conditions precedent on the date each Advance or Loan is requested and made:

(a) Representations and Warranties. Each representation and warranty made by each Loan Party in (or in connection with any Loan Document) is true, correct, and complete with the same effect as though made on and as of the date of the Loan or Advance (it being understood that any representation or warranty that by its terms is made as of a specified date is required to be true and correct only as of that specified date).

(b) No Material Adverse Effect. No Material Adverse Effect, or any other development that could reasonably be expected to have a Material Adverse Effect, has occurred and is continuing.

(c) No Default. No Default or Event of Default exists or would exist after giving effect to the requested Advances or Loans (but nonetheless Lender may in its discretion continue to make Advances or Loans, and if it does so that does not (i) waive any Default or Event of Default; (ii) establish a course of dealing; or (iii) obligate Lender to make any other Advances or Loans).

(d) Lender shall have received executed copies of this Agreement, the Revolving Loan Schedule, the Guaranties and the Revolving Loan Note.

8.2 Additional Conditions Precedent.  Additionally, Lender's extension of Revolving Loans and Advances in Lender's discretion on the Closing Date is subject to each of the following, in each case in form and substance satisfactory to Lender in its discretion:

(a) Lender shall have received a Waiver for the following location: 49 Natcon Drive, Shirley, New York;

(b) Lender shall have received certificates of insurance, together with the endorsements thereto, as required by this Agreement; and

(c) Lender's receipt, to its satisfaction, of all other documents, searches, financing statements, agreements, instruments, certificates, opinions, filings and information required by Lender.

Each Advance or Loan request is a representation and warranty by Borrowers that each condition precedent to the Advance or Loan has been met on the date the Advance or Loan is requested and received.

ARTICLE 9
EVENTS OF DEFAULT

Any of the following events is an "Event of Default":

9.1 Payment. Any Loan Party does not pay any Obligation when due (whether at maturity, by demand, by acceleration, or otherwise).

9.2 Misrepresentation. Any representation or warranty made or treated as having been made by any Loan Party in any Loan Document, any related agreement, or in any certificate, document, or financial or other statement furnished to Lender is misleading in any respect on the date when made or treated as having been made.

9.3 Covenant Breaches. Any Borrower does not perform, keep, or observe any term, provision, condition, or covenant in any Loan Document or in any other agreement with Lender.

9.4 Judgments. Any judgment or judgments are rendered or judgment liens are filed against any Borrower (or any of its property) for an aggregate amount exceeding $250,000 that, within 15 days, are not to Lender's satisfaction satisfied, stayed, discharged of record, or bonded.

9.5 Insolvency. Any Borrower: (a) becomes insolvent; (b) is unable, or admits in writing its inability, to pay its debts as they become due; (c) makes a general assignment for the benefit of creditors or to a liquidation agent; (d) files on its behalf or consents to an Insolvency Proceeding; (e) has an Insolvency Proceeding filed or instituted against it that is not dismissed within 30 days after it is filed or instituted; (f) applies to a court for the appointment of a receiver, trustee, or custodian for any of its assets; (g) has a receiver, trustee, or custodian appointed for any of its assets (with or without its consent); or (h) commences a self-liquidation of its assets. If an involuntary proceeding arises under Title 11 of the United States Code, Lender has no obligation to continue any financing from and after the proceeding begins.

9.6 Material Adverse Effect. A Material Adverse Effect occurs.

9.7 Lender's Lien Priority. For any reason any Lien created under any Loan Document is not or no longer remains a valid, perfected, first-priority Lien (other than purchase-money Liens on Equipment that are expressly allowed under this Agreement to be senior to Lender's Liens).

9.8 Default Under Indebtedness. With respect to any Indebtedness (a) any Loan Party does not pay any principal or interest due after any cure period; (b) a default exists under that Indebtedness that allows the holder of the Indebtedness to accelerate the Indebtedness (whether or not that right has been waived or deferred); or (c) any default or event of default exists under any agreement of any kind now or hereafter existing between any Loan Party and Lender, or any other division of Pathward, National Association.

9.9 Change of Control. Borrower effects an acquisition, change in control, sale, merger, reorganization or other event (whether in one or more transactions) that results in the holders of more than 25% of the Equity Interests of such Person immediately before such event no longer being the holders of more than 25% of the Equity Interests of such Person or its successor immediately after such event.

9.10 Invalidity. Any provision of any Loan Document is not, for any reason, at all times valid and binding on each Loan Party, or any Loan Party claims in writing that any provision of any Loan Document is not, for any reason, valid and binding on any Loan Party.

9.11 Destruction of Collateral. Any portion of the Collateral is seized or taken by a Governmental Body, or any Loan Party (or any Loan Party's title or rights) are the subject to litigation that might, as determined by Lender in its discretion, result in material impairment or loss of the security provided by any Loan Document, or a casualty occurs as to any material asset used in the conduct of any Loan Party's business.

9.12 Guarantor Repudiation. (a) Any Guaranty is not in full force and effect; (b) any action is taken to discontinue or to assert that any Guaranty is not in full force and effect; (c) any Guarantor does not comply with any of the terms or provisions of its Guaranty or any other default occurs under any Guaranty; or (d) any Guarantor denies or gives Lender notice that it purports to have no further liability under any Guaranty.

9.13 Indictment; Forfeiture. The indictment of, or institution of any legal process or proceeding against, any Loan Party, or any of its or their officers or directors, under any applicable law where the relief, penalties, or remedies sought or available are a felony or include the forfeiture of more than $250,000 of property of any Loan Party or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by any Loan Party of its business in the ordinary course.

9.14 Subordinated Debt Default. An event of default occurs under any Subordinated Debt Document that is not cured or waived within any applicable grace period, or if any party to a Subordination Agreement breaches or violates, or attempts to terminate or challenge the validity of, that Subordination Agreement.

The demand nature of the Obligations under the Revolving Loan is not modified by reference to a Default or Event of Default in this Agreement or the other Loan Documents and any reference to a Default is for the purpose of permitting Lender to exercise its default remedies, including, without limitation, charging interest at the Default Rate (as defined and provided in the Revolving Loan Note).

ARTICLE 10
LENDER'S RIGHTS AND REMEDIES AFTER AN EVENT OF DEFAULT

10.1 Rights and Remedies. When an Event of Default occurs under Section 9.5, all Obligations are immediately due and payable.  Without limiting the demand nature of the Obligations (including the Prepayment Fee), when any Event of Default exists, Lender has all rights and remedies provided under the Loan Documents, by law, in equity and under all other existing and future agreements between Lender and any Loan Party. All rights and remedies are cumulative. Without limiting the preceding, when an Event of Default exists, Lender may, at its election, without notice and without demand, do any one or more of the following (all of which are authorized by Borrowers):

(a) Charge the Default Rate.

(b) Declare all Obligations immediately due and payable.

(c) Stop making Loans or Advances.

(d) Terminate Lender's future obligations to any Borrower (which does not affect Lender's rights, its Liens on the Collateral, or the Obligations).

(e) Settle or adjust disputes and claims directly with Account Debtors for amounts and on terms that Lender determines in its discretion (and Lender will credit Borrowers' Loan Account with only the net-cash amounts received by Lender after deducting all Expenses).

(f) Direct Borrowers to hold and segregate all returned Inventory in trust for Lender.

(g) Make payments and do acts that Lender considers necessary or appropriate in its Discretion to protect and preserve its Lien on the Collateral. If requested by Lender, Borrowers must assemble the Collateral, deliver the Collateral to any location specified by Lender, or allow Lender or its agents to pick up the Collateral.

(h) Without retaining any Collateral in satisfaction of an obligation (within the meaning of Section 9-620 of the UCC), Lender may hold or set off and apply to the Obligations any: (i) balances and deposits of any one or more Borrowers held by Lender (including any amounts received in a lockbox); (ii) Indebtedness at any time owing to or for the credit or the account of any Borrower held by Lender; and (iii) all of each Borrower's balances and deposits held or controlled by Lender (including any amounts received in a lockbox).

(i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Borrowers' rights under all licenses and all franchise agreements may be used by Lender without cost.

(j) Sell the Collateral at either a public or private sale in such manner and at such places as Lender determines is commercially reasonable. Lender will give notice of the disposition of the Collateral as required by law. Any deficiency that exists after disposition of the Collateral as provided above must be paid immediately by Borrowers and Guarantors. Any excess will be remitted without interest by Lender to the party or parties legally entitled to the excess.

(k) Credit bid and purchase all or any portion of the Collateral at any public sale.

(l) Appoint a receiver for all or any part of the Collateral (whether the receivership is incidental to a proposed sale of the Collateral under the UCC or otherwise). Each Borrower consents to the appointment of a receiver without notice or bond, to the fullest extent not prohibited by applicable law, and waives all notices of and defenses to the appointment of a receiver and may not oppose any application Lender makes for the appointment of a receiver.

In addition, Lender has all rights and remedies provided by law and any rights and remedies contained in the Loan Documents. The exercise or non-exercise of any right or remedy does not preclude the exercise of any other right or remedy. All rights and remedies are cumulative.

10.2 No Waiver. No delay on Lender's part in exercising any right, power, or privilege under this Agreement or any Loan Document is a waiver, nor does any single or partial exercise of any right, power, or privilege under this Agreement or otherwise preclude the exercise of any other right, power, or privilege.

ARTICLE 11
WAIVERS AND JUDICIAL PROCEEDINGS

11.1 Notice Waiver. To the fullest extent not prohibited by law, each Borrower waives all notices and demands that it would otherwise be entitled to receive (including non-payment of any of the Accounts, demand, presentment, protest, notice of acceptance, notice of Loans or Advances made, credit extended, or Collateral received or delivered).

11.2 Delay. Any delay or omission by Lender in exercising any right, remedy, or option does not waive that right (or any other right, remedy, option, or default).

11.3 Jury Waiver. EACH PARTY TO THIS AGREEMENT EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER ANY LOAN DOCUMENT, OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION WITH ANY LOAN DOCUMENT; OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY LOAN DOCUMENT, OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION WITH ANY OF THE PRECEDING, OR THE TRANSACTIONS RELATED TO ANY OF THE PRECEDING.

ARTICLE 12
MISCELLANEOUS

12.1 Governing Law; Jurisdiction. This Agreement and the other Loan Documents will be interpreted and determined under the laws of the State of Michigan without any regard to any conflict of laws provisions. EACH BORROWER AND EACH GUARANTOR AGREES THAT ANY ACTION TO ENFORCE SUCH BORROWER'S OR SUCH OTHER LOAN PARTY'S OBLIGATIONS TO LENDER SHALL BE PROSECUTED EITHER IN THE CIRCUIT COURT OF OAKLAND COUNTY, MICHIGAN, OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN (UNLESS LENDER ELECTS SOME OTHER JURISDICTION), AND EACH BORROWER AND EACH GUARANTOR SUBMITS TO THE JURISDICTION OF ANY SUCH COURT SELECTED BY LENDER.  EACH BORROWER AND EACH GUARANTOR WAIVES ANY AND ALL RIGHTS TO CONTEST THE JURISDICTION AND VENUE OF ANY ACTION BROUGHT IN THIS MATTER AND BORROWERS AND THE OTHER LOAN PARTIES MAY BRING ANY ACTION AGAINST LENDER ONLY IN THE CIRCUIT COURT FOR THE COUNTY OF OAKLAND OR THE FEDERAL COURT OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN.

12.2 Entire Understanding and Amendments. This Agreement and the other Loan Documents  are the entire agreement among the parties related to the subject matter of the Loan Documents. The Loan Documents supersede all prior agreements, commitments, and understandings among the parties related to the subject matter of the Loan Documents. No part of the Loan Documents may be changed, modified, amended, waived, supplemented, discharged, cancelled, or terminated other than by an agreement in writing signed by Lender and Borrowers. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of the Loan Documents (or has had the opportunity to be advised) and that it is not relying on any oral representations or statements by Lender in entering into the Loan Documents.

12.3 Transfers and Assignments.

(a) Borrowers. Borrowers may not assign or otherwise transfer any of their rights or Obligations without Lender's prior written consent.

(b) Lender. Lender may at any time sell all or any portion of its interest in the Revolving Loan, the respective Loan Documents and the respective Obligations through sales, participations, or otherwise (each, an "Assignment"). Any Assignment creates a direct obligation of the Loan Parties to the assignee (but excluding an assignee which is a purchaser of a participation interest in a Loan) and each such assignee is a "Lender" entitled to all rights and remedies under the Loan Documents as to the Loan to which it takes assignment. Further, in connection with Lender's sale of a participation or an assignment of any interest in the Loans, Lender may provide to the participant or assignee any financial or other information, including any confidential information, it knows of related to the Loan Parties and the Loan Documents.

(c) Register. Lender may maintain a register to record the names and addresses of each party to a transfer under this Section 12.3, the commitments to make Advances and other Loans, and principal amounts of the Loans owing to Lender and any other Persons under the terms of the Loan Documents. The entries in register are conclusive, and Borrowers and Lender may treat each Person whose name is recorded in the register (but excluding a purchaser of a participation interest in a Loan) as a Lender under the Loan Documents.

(d) Pledge. Lender may at any time grant a Lien in all or any portion of its rights under this Agreement to secure Lender's obligations to any Person (including a Federal Reserve Bank).

(e) Notes. Borrowers shall execute and deliver: (i) to Lender, the transferor, and the transferee any consent or release (of all or a portion of the obligations of the transferor) in connection with each assignment or other transfer under this Section 12.3; (ii) if Lender's entire interest in its commitments to make Advances and other Loans and all of its Advances and other Loans have been transferred to the transferee, an appropriate replacement note; and (iii) if only a portion of Lender's interest has been transferred, replacement notes to each of the transferor and the transferee.

12.4 Maximum Charges. In no event whatsoever may interest, fees, and other charges charged under the Loan Documents exceed the highest rate allowed under law. If interest, fees, and other charges would exceed the highest rate allowed under law, the excess amount will instead be first applied to any unpaid principal balance owed by Borrowers and then Lender will refund the remaining balance to Borrowers. In addition, the Loan Documents will be automatically amended to provide for the highest allowed rate.

12.5 Payment Application. Lender has the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations in such order as Lender determines in its discretion. To the extent that any Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for any Borrower's benefit that are later invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, debtor-in-possession, receiver, custodian, or any other Person under any bankruptcy law, common law, or equitable principal, then, to that extent, the Obligations or part of the Obligations intended to be satisfied is revived and continue as if the payment or proceeds had not been received by Lender.

12.6 Indemnity. Each Borrower indemnifies Lender (and each of its purchasers, assigns and holders of participation interests) and each of its officers, directors, attorneys, representatives, Affiliates, employees, advisors, and agents from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements of any kind or nature whatsoever (including attorneys' fees, costs and disbursements of counsel) that may be imposed on, incurred by, or asserted against Lender in any litigation, proceeding, or investigation with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, the Loan Documents, whether or not Lender is a party to the Loan Documents. Borrowers must pay all Expenses when due. Borrowers' obligation to pay the Expenses and all of the reimbursement and indemnification obligations provided for in the Loan Documents are part of the Obligations, are secured by all of the Collateral, and survive the repayment of the Obligations.

12.7 Termination.  The termination of this Agreement does not affect any Borrower's Obligations arising before the effective termination date, and the Loan Documents remain in full force and effect until all Obligations are irrevocably paid and performed in full. The Liens and rights granted to Lender (including the financing statements) continue in full force and effect notwithstanding the termination of this Agreement or that the Loan Account may from time to time be in a zero or credit position, until all of the Obligations of each Loan Party have been paid or performed in full. All indemnification obligations in the Loan Documents survive the termination of the Loan Documents and payment and performance of the Obligations in full. In addition, certain provisions of the Loan Documents remain in effect even after all Obligations are irrevocably paid and performed in full.  In recognition of among other things, Borrowers' indemnification obligations and Lender's right to have its attorneys' fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Borrower, Lender shall not be required to record any terminations or satisfactions of any of its liens on the Collateral unless and until Borrowers and all other Loan Parties have executed and delivered to Lender a general release in a form acceptable to Lender in its discretion.  Each Borrower understands that this provision constitutes a waiver of rights it may have under §9-513 of the UCC.

12.8 Notice. Any notice or request may be given to Borrowers or to Lender at their addresses stated below (or at such other address as may be specified in a notice designated as a notice of change of address under this Section 12.8). Any notice, request, demand, direction, or other communication (for purposes of this Section 12.8 only, a "Notice") to be given to or made on any party under any provision of the Loan Documents must be given or made in writing (which includes by means of electronic transmission (i.e., "email") or facsimile transmission). Any notice given to Borrower is treated as having been given to each other Loan Party. Any Notice is effective by either party if sent in writing or facsimile with confirmation of receipt or by certified mail or personal delivery or expedited mail services to the following addresses, as applicable:

(a)	If to Lender at:	Pathward, National Association
5480 Corporate Drive, Suite 350
Troy, Michigan 48098
Attention: Legal Department
Telephone: (248) 641-5100
Email: legalnotice@pathward.com

(b)	If to Borrowers
	at:	c/o Biodex Medical Systems, Inc.
49 Natcon Drive
Shirley, New York 11967
Attention: Dennis Nelson
Telephone: 631-924-9000
Email: dennis.nelson@salonaglobal.com

(c)	If to any Guarantor
	at:	c/o Salona Global Medical Device Corporation
49 Natcon Drive
Shirley, New York 11967
Attention: Dennis Nelson, CFO
Telephone: 800-760-6826
Email: dennis.nelson@salonaglobal.com

12.9 Joint and Several Obligations; Common Enterprise.

(a) If more than one person or entity is named as Borrower in this Agreement, all Obligations, representations, warranties, covenants and indemnities of Borrower set forth herein and in the other Loan Documents shall be the joint and several obligations of such persons and/or entities. Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such person under this Agreement and applicable law with regard to the transactions contemplated under this Agreement.  The foregoing is a material inducement to the agreement of Lender to enter into this Agreement and to consummate the transactions contemplated under this Agreement.  Each Borrower represents that all Borrowers are operated as part of one consolidated business entity and are directly dependent upon each other for, and in connection with, their respective business activities and financial resources.  Each Borrower will receive a direct economic and financial benefit from the obligations incurred under this Agreement and the incurrence of such obligations is in the best interest of such Borrower.

(b)  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties; and (ii) the credit extended by Lender to Borrowers hereunder, both in their separate capacities and as members of the group of companies.

12.10 Cross-Guaranty.

(a) Notwithstanding that Borrowers are jointly and severally liable for all Obligations, if for any reason Borrowers are found in a final, non-appealable order not to be jointly and severally liable for all Obligations, then provisions of this Section 12.10 apply and Borrower absolutely and unconditionally guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration, or otherwise) and performance of all Obligations.  Borrower's guaranty obligation is in addition to all other guaranty obligations and is a payment and performance guaranty (and not a collection guaranty), and its obligations under this Section 12.10 are absolute and unconditional, irrespective of, and not affected by (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, any other Loan Document or any other agreement, document, or instrument to which the other Loan Parties are or may become a party; (ii) Lender not enforcing the Loan Documents (including this Section 12.10); (iii) the existence, value, or condition of any Collateral, Lender not perfecting its Lien on any Collateral, Lender releasing any Collateral, or any Person liable for the Obligations; or (iv) any other action or circumstances that could be a legal or equitable defense of a surety or guarantor.

(b) Lender does not have to proceed against any other Person (including any other Loan Party) or any Collateral before requiring payment by any one or more of the Loan Parties. Lender may proceed, before, after, or at the same time to enforce its rights under this Section 12.10 and against any Collateral.

(c) Borrower waives and agrees that it may not at any time insist on, plead, or claim, or take the benefit or advantage of any laws, claims, or doctrines related to appraisal, valuation, stay, extension, marshaling, redemption, or exemption. Borrower waives with respect to any of the Obligations: (i) all defenses with respect to diligence, presentment, demand, maturity, extension of time, change in nature or form of the Obligations, acceptance, release of security, composition, or agreement arrived at as to the amount of, or the terms of, the Obligations; (ii) notice of adverse change in the other Loan Parties' financial condition; and (iii) any other fact that might increase the risk to that Loan Party. Borrower also waives the benefit of all provisions of law that are or might be in conflict with the terms of this Section 12.10. Borrower represents, warrants, and agrees that its obligations under this Section 12.10 are not and will not be subject to any setoffs, defenses, or counterclaims. Borrower's obligations under this Section 12.10 remain in full force and effect until the Obligations have been irrevocably paid and performed in full and the Loan Documents have been terminated (other than contingent obligations with respect to which no claim has been asserted or threatened). Borrower is in the same position as a principal debtor with respect to the Obligations and expressly waives all rights it has and may have to require that Lender proceed against any other Loan Party or any Collateral before proceeding against, or as a condition to proceeding against, that Loan Party. The parties acknowledge that, but for the provisions of this Section 12.10 (including the waivers), Lender would not enter into the Loan Documents.

(d) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, until the Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened), Borrower (i) irrevocably subordinates and defers all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification, setoff, or any other rights that a surety could have against a principal, a guarantor, a maker, a co-maker, an obligor, an accommodation party, a holder, a transferee, and that a Loan Party may have against any Person (including another Loan Party) in connection with or as a result of a Loan Party performing its obligations under the Loan Documents or any other agreements; (ii) irrevocably subordinates and defers any "claim" (as defined in the Bankruptcy Code) against any Person (including the other Loan Parties and any surety for any of the Obligations), either directly or as an attempted set off to any action instituted by Lender against any Person (including the other Loan Parties); and (iii) acknowledges and agrees (x) that this subordination and deferral is intended to benefit Lender and does not limit or otherwise affect that Loan Party's liability or the enforceability of this Section 12.10; and (y) that Lender and its respective successors and assigns are intended third-party beneficiaries of the waivers and agreements set forth in this Section 12.10.

(e) If Lender enforces its rights with respect to any Collateral (either by judicial foreclosure or by non-judicial sale or enforcement), Lender may, at its discretion, determine which of its remedies or rights it may pursue without affecting any of its rights, remedies, and benefits under this Section 12.10.

The guaranty in this Section 12.10 is a continuing Guaranty that remains in full force and effect until the Obligations are irrevocably paid and performed in full.

12.11 Successors and Assigns.  This Agreement inures to the benefit of, and is binding on, the respective successors and permitted assigns of each Loan Party, Lender, and their respective successors and assigns.

12.12 Survival. Borrowers' obligations under Sections 12.4 and 12.6 survive the termination of the Loan Documents and payment in full of the Obligations.

12.13 Waivers. Each Borrower waives (a) all rights with respect to subrogation, reimbursement, indemnity, exoneration, contribution, or any other claim that has or could have against the other Loan Parties or other Person directly or contingently liable for the Obligations, or against or with respect to the other Person's (including any Loan Party's) property (including, any property that is Collateral for the Obligations), arising in connection with the Loan Documents, until the Loan Documents are terminated and the Obligations are irrevocably paid and performed in full (other than contingent obligations with respect to which no claim has been asserted or threatened); and (b) any defense it may otherwise have to paying and performing the Obligations based on any contention that its liability under the Loan Documents is limited and not joint and several. The preceding waivers and all other waivers in the Loan Documents are a material inducement to Lender's agreement to enter into the Loan Documents and to make Advances and other Loans.

12.14 Severability. If any part of the Loan Documents is found for any reason to be unenforceable, all other parts nevertheless remain enforceable.

12.15 Injunctive Relief. If any Loan Party does not perform, observe, or discharge its obligations or liabilities under the Loan Documents (or threatens to fail or refuse to perform, observe, or discharge its obligations or liabilities) any remedy at law may prove to be inadequate relief to Lender. Therefore, Lender is entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

12.16 Consequential Damages. Under no circumstances is Lender, its Affiliates, its agents, or its attorneys liable to any Borrower for any special, incidental, consequential, or punitive damages (including those arising from any breach of contract, tort, or other wrong relating to the Obligations, the Loan Documents, the Collateral, any banking product, or any agreement between Lender and any one or more Borrowers).

12.17 Counterparts; Signature Transmission. The Loan Documents may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one instrument. Any signature delivered by facsimile or email transmission is treated as an original signature.

12.18 Construction. Each party and its counsel have reviewed this Agreement. Accordingly, the normal rule of construction that any ambiguities are resolved against the drafting party does not apply in interpreting this Agreement, any other Loan Document, or any amendments, schedules, or exhibits to this Agreement and the other Loan Documents.

12.19 Confidentiality and Sharing Information.  Lender and its transferees will hold all non-public confidential information obtained by them from the Loan Parties in accordance with their customary procedures for handling confidential information, but they may disclose, without notice to any Loan Parties, confidential information: (a) to their examiners, Affiliates, agents, employees, outside auditors, counsel, and other professional advisors; (b) to potential assignees of or participants in Lender's interest in the Loans; (c) to any party that executes a non-disclosure agreement with Lender; (d) as required or requested by any Governmental Body (or its representatives); (e) under legal process; or (f) as otherwise required by law.

12.20 Publicity. Each Borrower authorizes Lender to publicly announce the financial arrangements entered into among Borrowers and Lender (including announcements that are commonly known as tombstones) in any form and media Lender determines.

12.21 Conflict. If there is any conflict, inconsistency, or discrepancy between the provisions of this Agreement and the provisions of the other Loan Documents, the provisions giving Lender greater rights or remedies (as determined by Lender) govern to the maximum extent not prohibited by applicable law (it being understood that the purpose of this Agreement and any Loan Document is to add to, and not to limit, detract, or derogate from, diminish, or otherwise impair or reduce the rights granted to Lender in this Agreement or the Loan Documents). For greater certainty, where the provisions of this Agreement and the provisions of the other Loan Documents deal with the same subject matter but are not identical, no conflict between the documents will exist or be deemed to exist unless observing or complying with the provisions of one document will cause a default under the provisions of the other document.

12.22 USA Patriot Act. Lender, pursuant to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Lender to identify each Loan Party in accordance with the Act, and each Borrower agrees to provide, or cause the other Loan Parties to provide, such information from time to time to Lender.

12.23 No Liability.  Nothing in this Agreement makes Lender any Borrower's agent for any purpose, and Lender does not assume any of any Borrower's obligations under any contract or agreement assigned to Lender.  Lender is not responsible or liable for any reason for any shortage, discrepancy, damage, loss, warranty claim or destruction of any Collateral.

12.24 Power of Attorney. Each Borrower irrevocably appoints Lender, or any person(s) designated by Lender as its attorney-in-fact, which appointment is coupled with an interest and shall remain in full force and effect until all Obligations of Borrowers to Lender have been fully satisfied and discharged, with full power, at Borrowers' sole expense, to exercise at any time in Lender's discretion all or any of the following powers: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of Lender or Borrowers (or any of them), any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof; (b) change a Borrower's address on all invoices and statements of Account mailed or to be mailed to such Borrower's customers and to substitute thereon the address designated by Lender, to place legends on all invoices and statements of Account mailed or to be mailed to such Borrower's customers, and to receive and open all mail addressed to such Borrower, or to such Borrower's trade name at Lender's address, or any other designated address; (c) upon and after the occurrence of an Event of  Default, to change the address for delivery of a Borrower's mail to Lender's or an address designated by Lender, and to sign any forms on behalf of such Borrower to affect this change; (d) upon and after the occurrence of an Event of  Default, take or bring, in the name of Lender or any Borrower, all steps, actions, suits or proceedings deemed by Lender necessary or desirable to effect collection of or other realization upon any Collateral; (e) execute on behalf of any Borrower any notices or other documents necessary or desirable to carry out the purpose and intent of this Agreement, and to do any and all things reasonably necessary and proper to carry out the purpose and intent of this Agreement; (f) transfer any lockboxes belonging to any Borrower to Lender; (g) initiate ACH transfers from any Borrower's depository accounts; (h) endorse and take any action with respect to bills of lading covering any inventory; (h) upon and after the occurrence of an Event of  Default, or at any time if any Borrower fails to do so within a reasonable time, execute, file and serve, in its own name or in the name of such Borrower, mechanics lien or similar notices, or claims under any payment or performance bond for the benefit of such Borrower; and (i) upon and after the occurrence of an Event of  Default, or at any time if any Borrower fails to do so within a reasonable time, pay any sums necessary to discharge any lien or encumbrance on the Collateral, which sums shall be included as Obligations hereunder, and which sums shall accrue interest at the Default Rate until paid in full.

12.25 Electronic Signatures.  Each party agrees that an Electronic Signature of such party affixed to this Agreement, any of the other Loan Documents, and to any amendment, supplement or other modification to such Loan Documents, or any other document or instrument delivered by such party in connection with the Loan Documents or any of the transactions contemplated thereby is intended to authenticate such writing and that such Electronic Signature shall bind such party and have the same force and effect as if it had been manually signed and physically delivered by such party, even if the Electronic Signature as reflected does not conform to any specimen signature that such party may have previously provided to the other party.  Each Borrower waives any objection that this Agreement or any of the other Loan Documents are invalid or otherwise unenforceable because of its execution by Electronic Signature. Upon request, each Borrower agrees to provide a manually executed counterpart of any Loan Document or other applicable document related to the Loan Documents previously executed by Electronic Signature.

[Remainder of Page Intentionally Left Blank - Signature Pages Follow]

Borrowers and Lender entered into this Agreement on the Closing Date.

BORROWER:

BIODEX MEDICAL SYSTEMS, INC.,
a New York corporation

By: /s/Michael Seckler
Name: Michael Seckler
Its: President

GUARANTORS:

SALONA GLOBAL MEDICAL DEVICE CORPORATION, a corporation organized under the laws of British Columbia

By: /s/Michael Seckler
Name: Michael Seckler
Its: Chief Executive Officer

INSPIRA FINANCIAL COMPANY, a Washington corporation

By: /s/Michael Seckler
Name: Michael Seckler
Its: President

MIO-TECH PARENT LLC, a Delaware limited liability company

By: /s/Michael Seckler
Name: Michael Seckler
Its: President

SIMBEX PARENT ACQUISITION I CORPORATION, a Delaware corporation

By: /s/Michael Seckler
Name: Michael Seckler
Its: President

[Signatures Continue on the Following Page]

SIGNATURE PAGE TO MASTER CREDIT AND SECURITY AGREEMENT - BIODEX

SIMBEX ACQUISITION I CORPORATION, a Delaware corporation

By: /s/Michael Seckler
Name: Michael Seckler
Its: President

DAMAR ACQUISITION COMPANY, a Delaware corporation
By: /s/Michael Seckler
Name: Michael Seckler
Its: President

[Signatures Continue on the Following Page]

SIGNATURE PAGE TO MASTER CREDIT AND SECURITY AGREEMENT - BIODEX

*** Certain exhibits and information have been omitted pursuant to Items 601(a)(5) and 601(b)(10) of Regulation S-K.

LENDER:

PATHWARD, NATIONAL ASSOCIATION

By: /s/Vadim Toyberman
Name: Vadim Toyberman
Its: Account Executive III

SIGNATURE PAGE TO MASTER CREDIT AND SECURITY AGREEMENT - BIODEX